Exhibit 99.1

WMG ACQUISITION CORP. AND WMG HOLDINGS CORP. ANNOUNCE

EXPIRATION OF CASH TENDER OFFERS FOR CERTAIN SERIES OF THEIR

RESPECTIVE NOTES

NEW YORK, NY, July 26, 2011 (MARKETWIRE via COMTEX) –

WMG Acquisition Corp. (“WMG Acquisition”) and WMG Holdings Corp. (“WMG Holdings,” and together with WMG Acquisition the “Companies” and each a “Company”), both wholly-owned subsidiaries of Warner Music Group Corp. (“Warner”), today announced the expiration and final results of their previously announced cash tender offers (each, a “Tender Offer,” and collectively, the “Tender Offers”) to purchase the outstanding principal amount of each series of their respective notes listed in the table below (collectively, the “Notes”). The Tender Offers expired at 12:00 A.M., New York City time, on July 26, 2011 (the “Expiration Time”). The Tender Offers were made pursuant to the terms of an Offer to Purchase and Consent Solicitation Statement dated June 27, 2011 (the “Offer to Purchase”) and the related Consent and Letter of Transmittal. The table below sets forth the principal amount of each series of Notes that was tendered prior to the Expiration Time and accepted for purchase by the applicable Company:

CUSIP / ISIN / Common Code Nos.	Issuer	Title of Security	Outstanding Principal Amount	Principal Amount Tendered and Accepted for Purchase
934548AE8 and ISIN No. US934548AE86	WMG Acquisition Corp.	7 3/8% Senior Subordinated Notes due 2014	$465,000,000	$414,514,000

XS0190115344 XS0213135998 XS0190115773 021313599 019011577 019011534	WMG Acquisition Corp.	8 1/8% Senior Subordinated Notes due 2014	£100,000,000	£88,948,000

92930MAF0 US92930MAF05	WMG Holdings Corp.	9.5% Senior Discount Notes due 2014	$257,927,000	$235,422,000

The Tender Offers were made in connection with the Agreement and Plan of Merger, dated as of May 6, 2011 (the “Merger Agreement”), by and among Airplanes Music LLC, an affiliate of Access Industries, Inc. (“Access Industries”), Airplanes Merger Sub, Inc., a wholly-owned subsidiary of Airplanes Music LLC, and Warner, pursuant to which Airplanes Merger Sub, Inc. merged with and into Warner on July 20, 2011 upon the terms and subject to the conditions set forth in the Merger Agreement (the “Merger”).

On July 20, 2011 (the “Initial Acceptance Date”), each Company accepted for payment all Notes tendered at or prior 5:00 p.m., New York City time, on July 11, 2011 (the “Early Consent Time”). On July 20, 2011, each Company also issued a notice of redemption for all Notes not accepted for payment on the Initial Acceptance Date, and on July 21, 2011 Wells Fargo Bank, National Association, as Trustee, entered into a Satisfaction and Discharge of Indenture with respect to each indenture governing the Notes listed on the table above. Payment in respect of any Notes tendered and accepted for purchase following the Early Consent Time, but prior to the Expiration Time, is expected to be made promptly following the acceptance by the applicable Company of such Notes for purchase following the Expiration Time. Payment in respect of the redemption of any Notes not tendered prior to the Expiration Time is expected to be made on August 19, 2011.

The Companies engaged Credit Suisse Securities (USA) LLC and UBS Securities LLC as dealer managers for the Tender Offers (the “Dealer Managers”). Questions and requests for assistance regarding the Tender Offers should be directed to Credit Suisse Securities (USA) LLC at (212) 325-5912 (collect) or (800) 820-1653 (toll free) or UBS Securities LLC at (203) 719-4210 (collect) or (888) 719-4210 (toll free). Requests for documents may be directed to D.F. King & Co., Inc., which acted as the information agent (the “Information Agent”) for the Tender Offers, at (800) 714-3312 (toll free) or (212) 269-5550 (collect), or D.F. King (Europe) Limited, at +44 20 7920 9700 (main) or via wmg@dfking.com.

This announcement is not an offer to purchase or a solicitation of an offer to sell the Notes or any other securities. The Tender Offers were made solely pursuant to the Offer to Purchase and the related Consent and Letter of Transmittal.

About the Company

With its broad roster of new stars and legendary artists, Warner Music Group is home to a collection of some of the best-known record labels in the music industry including Asylum, Atlantic, Cordless, East West, Elektra, Nonesuch, Reprise, Rhino, Roadrunner, Rykodisc, Sire, Warner Bros. and Word. Warner Music International, a leading company in national and international repertoire, operates through numerous international affiliates and licensees in more than 50 countries. Warner Music Group also includes Warner/Chappell Music, one of the world’s leading music publishers, with a catalog of more than one million copyrights worldwide.

This communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements regarding expectations as to transactions contemplated by the Merger Agreement. The forward-looking statements contained herein involve risks and uncertainties that could cause actual results to differ materially from those referred to in the forward-looking statements. More information about Warner Music Group and other risks related to Warner Music Group are detailed in Warner Music Group’s most recent annual report on Form 10-K and its quarterly reports on Form 10-Q and current reports on Form 8-K as filed with the Securities and Exchange Commission. Warner Music Group does not undertake an obligation to update forward-looking statements.

Warner Music Group maintains an Internet site at www.wmg.com. Warner Music Group uses its website as a channel of distribution of material information related to Warner Music Group. Financial and other material information regarding Warner Music Group is routinely posted on and accessible at http://investors.wmg.com. In addition, you may automatically receive email alerts and other information about Warner Music Group by enrolling your email by visiting the “email alerts” section at http://investors.wmg.com. Warner Music Group’s website and the information posted on it or connected to it shall not be deemed to be incorporated by reference into this communication.

Additional factors that may affect future results and conditions are described in Warner Music Group’s filings with the SEC, which are available at the SEC’s web site at www.sec.gov or at Warner Music Group’s website at www.wmg.com.

Media Contact:

Will Tanous

(212) 275-2244

Email Contact: Will.Tanous@wmg.com

or

Investor Contact:

Jill Krutick

(212) 275-4790

Email Contact: Jill.Krutick@wmg.com

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